Exhibit 99.1

KINETA, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash	$304	$634
Restricted cash	4	4
Prepaid expenses and other current assets	534	381

Total current assets	842	1,019

Total assets	$842	$1,019

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,886	$3,901
Accrued expenses and other current liabilities	1,413	2,361
Exclusivity Payments and advances	6,005	5,995
Notes payable, current portion	629	629
Loan advances	1,102	—

Total current liabilities	14,035	12,886

Total liabilities	14,035	12,886
Commitments and contingencies (Note 6)
Stockholders’ Deficit:
Common stock, $0.001 par value; 125,000 shares authorized as of March 31, 2025 and December 31, 2024; 13,540 and 12,265 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	14	12
Additional paid-in capital	171,125	170,878
Accumulated deficit	(184,597)	(182,921)

Total stockholders’ deficit attributable to Kineta, Inc.	(13,458)	(12,031)
Noncontrolling interest	265	164

Total stockholders’ deficit	(13,193)	(11,867)

Total liabilities and stockholders’ deficit	$842	$1,019

See the accompanying notes to the unaudited condensed consolidated financial statements.

KINETA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	617	2,726
General and administrative	1,403	3,680

Total operating expenses	2,020	6,406

Loss from operations	(2,020)	(6,406)

Other (expense) income :
Gain on sale of assets	500	—
Interest income	—	48
Interest expense	(55)	(42)
Change in fair value of rights from Private Placement	—	(3,832)
Other (expense) income, net	—	(17)

Total other (expense) income, net	445	(3,843)

Net loss	$(1,575)	$(10,249)
Net income (loss) attributable to noncontrolling interest	101	(11)

Net loss attributable to Kineta, Inc.	$(1,676)	$(10,238)

Net loss per share, basic and diluted	$(0.13)	$(0.87)
Weighted-average shares outstanding, basic and diluted	12,902	11,738

See the accompanying notes to the unaudited condensed consolidated financial statements.

KINETA, INC.

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(in thousands)

(Unaudited)

	Common Stock		Additional Paid-In Capital Amount	Accumulated Deficit	Total Shareholders’ Equity (Deficit) Attributable to Kineta	Noncontrolling Interest	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance as of December 31, 2023	10,397	$10	$168,669	$(165,789)	$2,890	$169	$3,059
Issuance of common stock upon exercise of warrants	780	1	—	—	1	—	1
Issuance of common stock for services	173	—	469	—	469	—	469
Stock-based compensation	—	—	477	—	477	—	477
Net loss	—	—	—	(10,238)	(10,238)	(11)	(10,249)

Balance as of March 31, 2024	11,350	$11	$169,615	$(176,027)	$(6,401)	$158	$(6,243)

	Common Stock		Additional Paid-In Capital Amount	Accumulated Deficit	Total Stockholders’ Deficit Attributable to Kineta	Noncontrolling Interest	Total Stockholders’ Deficit
	Shares	Amount
Balance as of December 31, 2024	12,265	$12	$170,878	$(182,921)	$(12,031)	$164	$(11,867)
Issuance of common stock and pre-funded warrants	1,225	2	—	—	2	—	2
Issuance of common stock upon exercise of warrants	50	—	6	—	6	—	6
Stock-based compensation	—	—	241	—	241	—	241
Net loss	—	—	—	(1,676)	(1,676)	101	(1,575)

Balance as of March 31, 2025	13,540	$14	$171,125	$(184,597)	$(13,458)	$265	$(13,193)

See the accompanying notes to the unaudited condensed consolidated financial statements.

KINETA, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2025	2024
Operating activities:
Net loss	$(1,575)	$(10,249)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of rights from Private Placement	—	3,832
Change in fair value of notes payable	—	9
Non-cash stock-based compensation	241	477
Non-cash operating lease expense	—	199
Common stock issued for services	—	469
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(153)	(193)
Accounts payable	985	2,432
Accrued expenses and other current liabilities	(948)	(759)
Operating lease liability	—	(228)
Deferred revenue	10	—

Net cash used in operating activities	(1,440)	(4,011)
Financing activities:
Proceeds from loan advances	1,102	—
Proceeds from issuance of common stock and pre-funded warrants	2	—
Proceeds from exercise of warrants	6	1

Net cash provided by financing activities	1,110	1

Net change in cash and restricted cash	(330)	(4,010)
Cash and restricted cash at beginning of year	638	5,858

Cash and restricted cash at end of year	$308	$1,848

Components of cash and restricted cash:
Cash	$304	$1,773
Restricted cash	4	75

Total cash and restricted cash	$308	$1,848

Supplemental disclosure of cash flow information:
Cash paid for interest	$23	$5

See the accompanying notes to the unaudited condensed consolidated financial statements.

KINETA, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Organization and Liquidity

Description of Business

Kineta, Inc. (together with its subsidiaries, “Kineta” or the “Company”) is headquartered in Mercer Island, Washington.

The Company is a clinical-stage biotechnology company with a mission to develop next-generation immunotherapies that transform patients’ lives. Kineta has leveraged its expertise in innate immunity and is focused on discovering and developing potentially differentiated immunotherapies that address the mechanisms of cancer immune resistance. Kineta Chronic Pain, LLC (“KCP”) was formed to develop new innovative therapies for pain management. Kineta Viral Hemorrhagic Fever, LLC (“KVHF”) was formed to develop a direct acting anti-viral therapy for the treatment of emerging diseases.

As of March 31, 2025, the Company owned a majority interest of the outstanding issued equity of KCP.

Proposed Merger Transaction with TuHURA Biosciences, Inc.

On December 11, 2024, Kineta entered into an Agreement and Plan of Merger, which was amended by the First Amendment to the Agreement and Plan of Merger dated May 5, 2025 (as amended, the “Merger Agreement”) by and among TuHURA Biosciences, Inc., a Nevada corporation (“TuHURA”), Hura Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of TuHURA (“Merger Sub I”), Hura Merger Sub II, LLC, a Delaware limited liability company and direct wholly-owned subsidiary of TuHURA (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), and Craig Philips, solely in his capacity as the representative, agent and attorney-in-fact of the stockholders of Kineta. Each capitalized term used herein but not otherwise defined has the meaning given to it in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, among other things and subject to the terms and conditions set forth therein, Merger Sub I will (a) merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger, also known as the “Surviving Entity”; and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Entity will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers” ), with Merger Sub II being the surviving company of the Second Merger, also known as the “Surviving Company.” The Mergers are intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), each share (the “Share”) of Kineta’s common stock, par value $0.001 per share (“Kineta Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in treasury by Kineta or held directly by TuHURA or the Merger Subs, which Shares will be cancelled, or (ii) Shares that are held by any holder who is entitled to demand and properly demands appraisal of such Shares of pursuant to, and in compliance with, Section 262 of the General Corporation Law of the State of Delaware) will thereupon be converted automatically into and will thereafter represent the right to receive, without interest, (x) the number of validly issued, fully paid and non-assessable shares of common stock, $0.001 par value per share, of TuHURA (“TuHURA Common Stock”) (rounded down to the nearest whole share subject to the payment of any cash in lieu of fractional shares as set forth in the Merger Agreement) equal to (i) the Initial Per Share Stock Consideration plus (ii) the Delayed Per Share Stock Consideration, (y) plus an amount in cash equal to (i) the Per Share Cash Consideration plus (ii) the Disposed Asset Payment Right (collectively, the Initial Per Share Stock Consideration, the Delayed Per Share Stock Consideration, the Per Share Cash Consideration and the Disposed Asset Payment Right, the “Merger Consideration”).

“Initial Per Share Stock Consideration” means the number of shares of TuHURA Common Stock being issued for each share of Kineta Common Stock, determined as follows:

•	the difference of $16,500,000 and any deductions if the Per Share Cash Consideration (as described below) is less than zero;

•	such difference in the first bullet, divided by $5.7528, such stock price, the “Parent Share Value”; and

•	with such resulting quotient from the second bullet, divided by the fully diluted Kineta Common Stock, all rounded down to six (6) decimal places.

“Delayed Per Share Stock Consideration” means the number of shares of TuHURA Common Stock being issued for each share of Kineta Common Stock, determined as follows:

•

the difference of $6,500,000 and (i) any liabilities incurred by TuHURA due to a breach of the undisclosed liabilities representation made by Kineta in the Merger Agreement; (ii) any and all losses incurred through the six months after the closing of the Merger (the “Closing”) and those losses estimated to be incurred TuHURA related to any stockholder litigation; and (iii) any amount to which the closing net working capital deficient is greater than $6,000,000;

•	such difference in the first bullet, divided by the Parent Share Value; and

•	with such resulting quotient from the second bullet, divided by the fully diluted Kineta Common Stock, all rounded down to six (6) decimal places.

“Per Share Cash Consideration” means an amount in cash for each share of Kineta Common Stock, determined as follows:

•

the difference of $12,000,000 and (i) $5,000,000 (as credit for the exclusivity payment already made by TuHURA to Kineta); (ii) $300,000 (as credit for the extension payment already made by TuHURA to Kineta); (iii) $695,000 (which represents advances already made by TuHURA to Kineta in connection with the exclusivity agreement); (iv) any Loaned Amount, if any; and (v) if the net working capital is less than $0, such difference (and if the net working capital is greater than $0, then such difference will be added to the $12,000,000 base cash consideration); and

•	such difference in the first bullet, divided by the fully diluted Kineta Common Stock, all rounded down to six (6) decimal places.

“Loaned Amount” means all principal and interest outstanding under any loan between TuHURA, on the one hand, and Kineta, on the other hand, consisting of (i) $250,000 that was previously advanced by TuHURA to Kineta, (ii) $250,000 to be advanced by TuHURA to Kineta on or before May 15, 2025, and (iii) $250,000 to be advanced by TuHURA to Kineta on or before June 3, 2025 (with the advance in foregoing clause (iii) being contingent upon TuHURA’s receipt of (A) proceeds from the Concurrent Investment or (B) proceeds from TuHURA stockholder warrant exercise payments due on May 30, 2025), in each case, for any expenses incurred by Kineta in the ordinary course of business or expenses incurred in connection with the Program Assets and approved by TuHURA, and such amount shall be paid by TuHURA to Kineta no later than five (5) Business Days after the request is made (and invoice or proof of expense is provided to TuHURA) as long as no event of default has occurred and is continuing under the Merger Agreement as of the date of such request and so long as the parties thereto are then still working in good faith toward a Closing.

“Disposed Asset Payment Right” means any cash payments received by the Company in connection with any permitted asset disposition (which may not relate to the assets associated with, derived from or relating to KVA12123) received from the Closing Date until the third-year anniversary thereof, extended up to a period of six years in aggregate after the Closing Date.

“net working capital” means any cash Kineta has at the Closing, plus $322,933 for prepaid expenses in connection with their trials minus any liabilities of Kineta at the Closing and any unpaid transaction expenses of the Company.

At the Effective Time, each In-the-Money Company Stock Option that is vested or unvested and held by a Person will become exercisable as set forth in the applicable Optionholder Treatment Agreement and, upon such exercise, the holder will be entitled to receive the Merger Consideration; each Out-of-the-Money Company Stock Option held by a Person will be canceled and extinguished for no consideration; the Pre-2023 Company Warrants will terminate upon their terms if such Pre-2023 Company Warrants are not exercised (if the Pre-2023 Company Warrants are exercised prior to the Effective Time, as a holder of the Shares, the holder of such Pre-2023 Company Warrants will be entitled to receive the Merger Consideration); and the 2023 Company Warrants will be entitled to the benefits as set forth in the applicable Warrantholder Treatment Agreement.

The Closing is subject to satisfaction or waiver of certain conditions including, among other things, (i) the required approval of the Mergers by Kineta’s stockholders, (ii) the accuracy of the representations and warranties, subject to certain materiality qualifications, (iii) the effectiveness of the registration statement of TuHURA pursuant to which shares of TuHURA Common Stock to be issued in the Mergers will be registered with the SEC, (iv) compliance by the parties with their respective covenants, (v) no law or order preventing the Mergers and related transactions, (vi) the listing of shares of TuHURA Common Stock issued as Merger Consideration to Kineta stockholders on The Nasdaq Capital Market, (vii) the absence of a continuing material adverse effect with respect to each of TuHURA and Kineta, (viii) the completion by TuHURA of a financing transaction that will result in gross proceeds to TuHURA of not less than $20 million, (ix) the approval by TuHURA’s stockholders of an amendment to its articles of incorporation increasing its authorized shares to 200,000,000 shares of TuHURA Common Stock and (x) Kineta having a maximum of $6,000,000 in estimated net working capital deficit at the Closing.

Going Concern and Capital Resources

The Company has incurred recurring net losses and negative cash flows from operations since inception and, as of March 31, 2025, had an accumulated deficit of $184.6 million. The net loss attributable to the Company was $1.7 million for the three months ended March 31, 2025. As of March 31, 2025, the Company had unrestricted cash of $304,000, and there is substantial doubt about its ability to continue as a going concern. Based on Kineta’s current operating plans, Kineta does not have sufficient cash and cash equivalents to fund its operating expenses and capital expenditures for at least the next 12 months from the filing date of this Quarterly Report on Form 10-Q.

Kineta is exploring strategic alternatives that may include, but are not limited to, sale of assets of the Company, a sale of the Company, licensing of assets, a merger, liquidation or other strategic action.

On July 3, 2024 (the “Effective Date”), the Company entered into an exclusivity and right of first offer agreement (the “Exclusivity Agreement”) by and between the Company and TuHURA.

Pursuant to the Exclusivity Agreement, among other things, Kineta has granted TuHURA an exclusive right to acquire Kineta’s worldwide patents, patent rights, patent applications, product and development program assets, technical and business information, and other rights and assets associated with and derived from its development program related to KVA12123, the Company’s VISTA blocking immunotherapy, during the period commencing as of the Effective Date and continuing through the first to occur of (a) the execution of any Definitive Agreement (as defined in the Exclusivity Agreement) with respect to a Potential Transaction (as defined in the Exclusivity Agreement) by TuHURA or one or more of its affiliates and (b) 11:59 PM Eastern Time on October 1, 2024, subject to extension as noted in the following sentence (the “Exclusivity Period”). In the event that the Parties are engaged in good faith discussions regarding a Potential Transaction on the date on which the Exclusivity Period (or any renewal thereof) is scheduled to expire and TuHURA has not yet closed the transactions contemplated by that previously announced agreement and plan of merger by and among TuHURA, Kintara Therapeutics, Inc. (“Kintara”) and Kayak Mergeco, Inc., a wholly-owned subsidiary of Kintara, then on such date, the Exclusivity Period shall automatically renew for an additional ten (10) day period (a “Renewal Period”) (up to a total of two (2) renewal periods for an aggregate of twenty (20) days).

In consideration for Kineta’s compliance with its obligations set forth in the Exclusivity Agreement, TuHURA paid to Kineta $5.0 million (the “Exclusivity Payment”) in July 2024. The Exclusivity Payment is included on the balance sheets. No later than two (2) business days after a Renewal Period has started (to be confirmed in writing by both Parties), TuHURA shall pay an additional $150,000 as an additional Exclusivity Payment, in an amount not to exceed $300,000 for the two (2) available Renewal Periods. The Exclusivity Payment will be credited against the initial cash consideration that may be payable to Kineta pursuant to any Definitive Agreement (if any) between Kineta and TuHURA and/or its affiliates with respect to a Potential Transaction. In October 2024, TuHURA exercised its right to extend the Exclusivity Agreement and paid the Company $300,000 in Exclusivity Payments.

Kineta may seek additional funds through equity or debt financings or through collaborations, licensing transactions or other sources that may be identified through the Company’s strategic process. However, there can be no assurance that Kineta will be able to complete any such transactions on acceptable terms or otherwise. The failure to obtain sufficient funds on commercially acceptable terms when needed would have a material adverse effect on Kineta’s business, results of operations, and financial condition. These factors raise substantial doubt about Kineta’s ability to continue as a going concern.

Kineta does not currently have any commitments for future funding or additional capital. The Company is pursuing litigation or seeking other settlements against certain investors for the failure to fund. Due to the lack of commitments for future funding or additional capital, Kineta has paused or significantly scaled back the development or commercialization of its future product candidates or other research and development initiatives. If Kineta is unable to complete a strategic transaction or raise additional capital in sufficient amounts, Kineta will not be able to continue its business and the Company may need to file for bankruptcy protection.

Political and Geopolitical Developments

Geopolitical developments, such as the current conflict in Ukraine and the conflict in Israel and the Gaza Strip or deterioration in the bilateral relationship between the United States and China, may impact government spending, international trade and market stability, and cause weaker macro-economic conditions. The impact of these developments, including any resulting sanctions, export controls or other restrictive actions that may be imposed against governmental or other entities in, for example, Russia, have in the past contributed and may in the future contribute to disruption, instability and volatility in the global markets, which in turn could adversely impact the Company’s operations and weaken the Company’s financial results. Certain political developments may also lead to uncertainty to regulations and rules that may materially affect the Company’s business.

Under the current U.S. administration, there is significant and increasing uncertainty about the future relationship between the United States, China, and other exporting countries, including with respect to trade policies, treaties, government regulations, and tariffs. On April 9, 2025, President Trump announced a pause to previously announced tariffs on most countries for 90 days. Countries subject to the pause on the tariffs are still to be subject to the baseline 10% tariff. Changes in laws or policies governing the terms of trade could have a material adverse effect on our business and financial results.

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The unaudited condensed consolidated balance sheet as of December 31, 2024 was derived from the Company’s audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited condensed consolidated financial statements, as of March 31, 2025 and for the three months ended March 31, 2025, are unaudited and have been prepared by the Company pursuant to the rules and regulations of the SEC for interim financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures are adequate to make the information presented not misleading. There have been no changes to the Company’s significant accounting policies described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 7, 2025 (the “2024 Annual Report on Form 10-K”). These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2024 included in the 2024 Annual Report on Form 10-K. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the Company’s condensed consolidated financial position as of March 31, 2025 and condensed consolidated results of operations and cash flows for the three months ended March 31, 2025 and 2024 have been made. The results of operations for the three months ended March 31, 2025 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2025.

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and applicable SEC rules. The condensed consolidated financial statements include all accounts of the Company and its majority owned subsidiary KCP. All intercompany transactions and balances have been eliminated upon consolidation.

Noncontrolling interest in the accompanying condensed consolidated financial statements represents the proportionate share of equity which is not held by the Company. Net income (loss) of the non-wholly owned consolidated subsidiary is allocated to the Company and the holder(s) of the noncontrolling interests in proportion to their percentage ownership considering any preferences specific to the form of equity of the subsidiaries.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (the “CODM”), or decision-making group, in making decisions on how to allocate resources and assess performance. Reportable segments are categorized based on various factors that help management assess and allocate resources effectively. The Company operates as a single reportable segment, as the CODM, the Company’s President, evaluates the financial performance and allocates resources based on consolidated financial information.

Net income (loss) per share

Basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of shares of Kineta Common Stock outstanding for the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of outstanding common share equivalents. For the three months ended March 31, 2025 and the three months ended March 31, 2024, the Company reported a net loss and the diluted net loss per common share is the same as basic net loss per common share, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

3. Fair Value Measurements

The carrying amounts of the Company’s financial instruments, including cash, restricted cash, and accounts payable, approximate fair value due to the short-term nature of those instruments.

Rights from Private Placement

The Company determined that the rights from Private Placement was a derivative asset, which required the asset to be accounted for at fair value. The second closing of the Private Placement did not occur during 2024 and as a result, the Company deemed the fair value of the rights from Private Placement to be zero and was written off as of December 31, 2024.

The following table provides a summary of the changes in the fair value of the rights from Private Placement measured using Level 3 inputs:

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Balance at beginning of period	$—	$3,832
Change in fair value of rights from Private Placement	—	—

Balance at end of period	$—	$3,832

2020 Notes

The Company elected the fair value option to account for the 2020 notes (as defined below) (see Note 5).

During 2024 and 2025, the Company did not obtain an independent valuation of the 2020 notes as they matured on July 31, 2024 and the fair value approximates the principal amount. The 2020 notes matured on July 31, 2024 and are payable any time after the maturity date upon demand by a majority of the holders.

The following table provides a summary of the changes in the fair value of the 2020 notes payable measured using Level 3 inputs:

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Balance at beginning of period	$250	$241
Change in fair value of 2020 notes	—	—

Balance at end of period	$250	$241

4. Balance Sheet Components

Property and Equipment, Net

There was no property and equipment as of March 31, 2025 or December 31, 2024.

Depreciation and amortization expense was zero for the three months ended March 31, 2025 and 2024.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of the periods presented:

	March 31,	December 31,
	2025	2024
	(in thousands)
Compensation and benefits	$796	$696
Accrued interest	282	228
Accrued board fees	194	97
Professional services	93	1,238
Accrued clinical trial and preclinical costs	—	80
Other	48	22

Total accrued expenses and other current liabilities	$1,413	$2,361

5. Notes Payable

Notes payable outstanding consisted of the following as of the periods presented:

	March 31, 2025		December 31, 2024
	Principal	Fair Value	Principal	Fair Value
	(in thousands)
Notes payable:
2020 notes	$250	$250	$250	$250
Other notes payable	379	379	379	379

Total notes payable	$629	629	$629	629

Less: current portion		629		629

Notes payable, net of current portion		$—		$—

The Company elected the fair value option for the 2020 notes (see Note 3). The other notes payable approximate their fair value because interest rates are at prevailing market rates.

2020 Notes

In October 2020, the Company refinanced certain notes payable (the “2020 notes”), with an aggregate principal amount of $3.0 million with various investors, including one investor that is a related party. The interest rate was reduced on the 2020 notes from 16.0% to 6.0% from October 2020 until the earlier of (i) the Company raises at least $25.0 million in a single transaction or series of transactions after October 2020 and (ii) the original maturity dates (that is, various dates in the first quarter of 2022), after which the interest rate increases to 16.0%. The outstanding principal is due upon demand of the majority of the lenders with respect to (i) 50% on or after nine months after the original maturity date (or on or after various dates in the fourth quarter of 2022) and (ii) 50% on or after fifteen months after the original maturity date (or on or after various dates in the second quarter of 2023). The Company may repay the 2020 notes at any time without penalty. Upon bankruptcy, the lender can accelerate all amounts due immediately.

In August 2022, the Company settled $1.4 million in outstanding principal and accrued interest by issuing 59,000 shares of the Company’s non-voting common stock at a 15% discount. The Company extended the maturity date for the remaining 2020 notes with a principal balance of $250,000 to July 31, 2024 and reduced the interest rate to 6%, which was accounted for as a modification. As the 2020 notes were valued pursuant to the fair value election, an immaterial gain was recognized upon extinguishment. The 2020 notes matured on July 31, 2024 and are payable anytime after the maturity date upon demand by the holder.

Other Notes Payable

The Company issued several other notes payable in 2019 and early 2020 at a 12.0% interest rate per annum, with the principal amounts due in full at maturity and interest due monthly or quarterly. The other notes payable were due to mature at various dates between December 2020 through early 2022.

The other notes payable were amended in October 2020 to increase the interest rate to 13.0% and extend the maturity date to be on demand by a majority of the holders on or after April 7, 2022, which resulted in a modification of the other notes payable. The Company may prepay the other notes payable at any time without penalty. In April 2022, the Company extended the maturity date for the remaining other notes payable with a principal balance of $379,000 to June 30, 2024 and decreased the interest rate to 6.0% interest, which was accounted for as a modification. As the other notes payable approximated their fair value, no gain or loss was recognized upon extinguishment. The other notes payable matured on June 30, 2024 and are payable anytime after the maturity date upon demand by the holder.

6. Commitments and Contingencies

Leases

Operating Lease

The Company leased office and laboratory premises in Seattle, Washington pursuant to a lease agreement that commenced in April 2011 and expired on July 31, 2024. This lease was not extended and no other facility lease was entered into as the Company’s employees work remotely. The agreement, which required monthly lease payments, was subject to annual rent escalations during the lease term, and contained two five-year options to extend the lease term. In June 2020, the Company amended the lease agreement to reduce the leased space for the premises from approximately 22,064 square feet to approximately 14,870 square feet, which was accounted for as a lease modification and partial termination of the lease.

Under the lease agreement, the Company was required to pay certain operating costs, in addition to rent, such as common area maintenance, taxes and utilities. Such additional charges are considered variable lease costs and are recognized in the period in which they are incurred. Rent expense was zero for the three months ended March 31, 2025 and variable costs were zero. Rent expense was $208,000 for the three months ended March 31, 2024 and variable costs were $151,000.

The Company’s operating leases included various covenants, indemnities, defaults, termination rights, security deposits and other provisions customary for lease transactions of this nature.

Supplemental information on the Company’s operating leases was as follows:

	Three Months Ended March 31,
	2025	2024
Cash paid for operating lease agreement (in thousands)	$—	$238
Remaining lease term (in years)	—	0.3
Incremental borrowing rate	0%	10%

The Company subleased portions of its premises in Seattle, Washington to third parties. Under the first sublease agreement, which commenced in December 2017, the Company subleased approximately 1,850 square feet. In October 2020 the sublease expiration date was extended from December 2020 to December 2022. In September 2022, the sublease expiration date was extended from December 2022 to December 2023. In December 2023, the sublease expiration date was extended from December 2023 to July 2024. Sublease income is recorded within operating expenses and was zero for the three months ended March 31, 2025 and $49,000 for the three months ended March 31, 2024.

On September 13, 2024 (the “Agreement Effective Date”), the Company entered into a Settlement Agreement, which was amended on February 4, 2025 (as amended, the “Agreement”) with ARE-SEATTLE No. 17, LLC (the “Landlord”), the landlord of the Company’s former premises in Seattle, Washington. Under the terms of the Agreement, the Company has agreed to pay the Landlord the outstanding monetary obligation of $679,000 (the “Outstanding Debt”) pursuant to that certain Lease Agreement, by and between the Company and the Landlord, dated as of November 19, 2010, as amended through June 30, 2020 (collectively, the “Lease”) as follows: (i) the Landlord’s application of the security deposit in the amount of $70,000, (ii) the Company’s payment to the Landlord of $85,000 (the “First Payment”) no later than five (5) business days after the Agreement Effective Date, and (iii) the Company’s payment to the Landlord of the Outstanding Debt balance of $524,000 (the “Second Payment” and together with the First Payment, the “Payment Milestones”) no later than May 31, 2025. The Agreement stipulates that upon the receipt by the Landlord of the Payment Milestones, the Landlord will fully discharge and forever release the Company from any claim, cause of action, or judgment, legal or equitable, in contract or tort, direct or indirect, presently asserted or not, known or unknown, through the date of the Agreement related to the Company’s monetary obligations under the Lease. The Company paid the First Payment to the Landlord on September 18, 2024.

Additionally, under the Agreement, as consideration for the Landlord’s agreement to delay collection of the Outstanding Debt and to not assess additional interest and late fees with respect to the Outstanding Debt, the Company executed a Confession of Judgment (the “Confession”) in favor of the Landlord, and as consideration for the Company’s agreement to execute the Confession, the Landlord agreed not to file any lawsuit or other legal action against the Company related to the Outstanding Debt, or to otherwise cause the Confession to be entered into any legal action or proceeding unless the Company fails to satisfy the Payment Milestones. The Agreement specifies that except as it relates to the matters contemplated in the Agreement, no action by the parties is to be construed as an admission of liability by any party as it relates to such parties’ rights or obligations under the Lease.

Indemnification

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. The Company has also entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted under the Delaware General Corporation Law. The Company currently has directors’ and officers’ insurance.

Other Commitments

The Company has various manufacturing, clinical, research and other contracts with vendors in the conduct of the normal course of its business. Such contracts are generally terminable with advanced written notice and payment for any products or services received by the Company through the effective time of termination and any noncancelable and nonrefundable obligations incurred by the vendor at the effective time of the termination. In the case of terminating a clinical trial agreement at a particular site, the Company would also be obligated to provide continued support for appropriate medical procedures at that site until completion or termination.

Executive Employment and Separation Agreements

On September 20, 2022, the Company entered into an at-will employment agreement (“Baker Employment Agreement”), which became effective on October 3, 2022, with Keith Baker, its Chief Financial Officer. On September 28, 2022, the Company entered into at-will employment agreements (together with the Baker Employment Agreement, the “Executive Employment Agreements”), which became effective on December 16, 2022 upon the closing of the merger with Yumanity Therapeutics, Inc. which closed on December 16, 2022 (the “Yumanity Merger”), with Shawn Iadonato, its former Chief Executive Officer, Craig Philips, its President, and Pauline Kenny, its former General Counsel. On April 23, 2023, the Company’s board of directors (the “Board”) approved salary increases effective at the next payroll period and bonus increases for fiscal year 2023 to Shawn Iadonato, Craig Philips, Keith Baker, and Pauline Kenny.

As part of the Company’s reduction in workforce plan, the Company terminated the employment of Shawn Iadonato and Pauline Kenny, each effective as of March 1, 2024, without cause. In connection with Dr. Iadonato’s departure, the Company entered into a separation and release agreement with Dr. Iadonato (the “Iadonato Separation Agreement”). Pursuant to the Iadonato Separation Agreement, Dr. Iadonato received payment equal to 80 hours of accrued but unused paid time off and two weeks worth of wages, which, in aggregate, is equal to $38,462. In exchange for the payments and other consideration under the Iadonato Separation Agreement, Dr. Iadonato provided the Company with a release, in favor of the Company, of any and all claims relating to his employment with the Company.

In connection with Dr. Iadonato’s departure, the Company also entered into a consulting agreement with Dr. Iadonato, effective as of March 1, 2024 (the “Iadonato Consulting Agreement”). Pursuant to the Iadonato Consulting Agreement, Dr. Iadonato will provide advisory services to the Company beyond December 31, 2024 (such period, the “Iadonato Consulting Period”). As consideration for Dr. Iadonato’s services under the Iadonato Consulting Agreement, Dr. Iadonato’s outstanding unvested equity awards shall continue to vest in accordance with the applicable purchase, award or grant agreement during the Iadonato Consulting Period. During the Iadonato Consulting Period through March 31, 2025, 142,000 shares of Dr. Iadonato’s outstanding unvested equity awards have vested and $576,000 is owed to Dr. Iadonato.

In connection with Ms. Kenny’s departure, the Company entered into a separation and release agreement with Ms. Kenny (the “Kenny Separation Agreement”). Pursuant to the Kenny Separation Agreement, Ms. Kenny received payment equal to 80 hours of accrued but unused paid time off and two weeks worth of wages, which, in aggregate, is equal to $25,000. In exchange for the payments and other consideration under the Kenny Separation Agreement, Ms. Kenny provided the Company with a release, in favor of the Company, of any and all claims relating to her employment with the Company.

In connection with Ms. Kenny’s departure, the Company also entered into a consulting agreement with Ms. Kenny, effective as of March 1, 2024 (the “Kenny Consulting Agreement”). Pursuant to the Kenny Consulting Agreement, Ms. Kenny will provide legal advisory services to the Company beyond December 31, 2024 (such period, the “Kenny Consulting Period”). As consideration for Ms. Kenny’s services under the Kenny Consulting Agreement, Ms. Kenny’s outstanding unvested equity awards shall continue to vest in accordance with the applicable purchase, award or grant agreement during the Kenny Consulting Period. During the Kenny Consulting Period through March 31, 2025, 33,000 shares of Ms. Kenny’s outstanding unvested equity awards have vested and $304,000 is owed to Ms. Kenny.

The Executive Employment Agreements referenced above provide that, if the executive’s employment is terminated without Cause (as defined in the Executive Employment Agreements) or the executive resigns for Good Reason (as defined in the Executive Employment Agreements), provided that the executive signs the Release (as defined in the Executive Employment Agreement), the executive will be entitled to (i) accrued compensation, (ii) 39 weeks of pay (currently estimated at approximately $563,000 for the remaining two executives in the aggregate), (iii) nine (9) months of COBRA benefits for executive and eligible dependents, and (iv) three (3) additional months of vesting of unvested and outstanding equity awards. If executive’s employment is terminated without Cause or the executive resigns for Good Reason within the Change in Control Protection Period (as defined in the Executive Employment Agreements), then in addition to (i)-(iv) above, executive will receive current year pro-rated cash bonus.

7. Strategic License Agreements

Anti-VISTA Antibody Program In-License Agreement

In August 2020, Kineta entered into an Option and License Agreement with GigaGen, Inc. (“GigaGen”), which was amended in November 2020 and further amended in May 2023 and January 2025 (such agreement, as amended, the “VISTA Agreement”) to in-license certain intellectual property and antibodies for the VISTA/KVA12123 drug program. Pursuant to the terms of the VISTA Agreement, GigaGen granted Kineta an exclusive (even as to GigaGen) world-wide license, with the right to grant sublicenses to research, develop, make, have made, use, have used, offer for sale, sell, have sold, distribute, import, have imported, export and have exported and otherwise exploit the licensed antibodies and licensed products. The Company did not incur any licensing expenses for the VISTA Agreement for the three months ended March 31, 2025 and 2024.

Under the VISTA Agreement, GigaGen is eligible to receive approximately $20.3 million in development and regulatory milestone payments and up to $11.0 million in sales milestone payments. In addition, GigaGen is eligible to receive low single-digit royalty percentages based on net sales. Kineta is responsible (with input from GigaGen) for the preparation, filing, prosecution and maintenance of all patents and patent applications, and all associated costs.

The VISTA Agreement shall remain in effect on a licensed product-by-licensed product and country-by-country basis, until the expiration of the royalty term for a licensed product in a country, which, based on the expiration of the last-to-expire valid claim of the two current patent applications (without any patent term adjustment or extensions) would be February 2042 and March 2044, respectively. Kineta may terminate the VISTA Agreement with 30 days’ written notice to GigaGen. Either party has the right to terminate the VISTA Agreement upon a material breach of the other party that is not cured within 90 days after the breaching party receives written notice of such breach from the non-breaching party.

Anti-CD27 Agonist Antibody Program In-License Agreement

In June 2021, Kineta entered into an Option and License Agreement with GigaGen, as amended in July 2022, December 2022, May 2023 and December 2023 (such agreement, as amended, the “CD27 Agreement”) to in-license certain intellectual property rights and antibodies for the CD27 drug program. Pursuant to the terms of the CD27 Agreement, GigaGen granted Kineta an exclusive (even as to GigaGen) world-wide license, with the right to grant sublicenses to research, develop, make, have made, use, have used, offer for sale, sell, have sold, distribute, import, have imported, export and have exported and otherwise exploit the licensed antibodies and licensed products. License expenses for the CD27 Agreement were a credit of $180,000 for the three months ended March 31, 2025 and $430,000 for the three months ended March 31, 2024.

GigaGen and Kineta entered into a Termination and Mutual Release Agreement, effective January 29, 2025, to terminate their existing CD27 Agreement. The termination is mutually agreed upon and is not due to any fault or breach by either party. GigaGen waived all accrued fees amounting to $180,000 and any future payments from Kineta. Kineta assigned all rights to its sole and joint inventions and patents related to the CD27 program back to GigaGen and transferred all related data and regulatory filings. Both parties released each other from any claims related to the CD27 Agreement and agreed to maintain confidentiality and cooperate in perfecting the transfer of intellectual property.

The Merck Neuromuscular License Agreement, Genentech Small Molecule License Agreement and FAIR License Agreement described below were sold to HCRX Investments Holdco, L.P. (“HCRX”) pursuant to the asset purchase agreement dated February 4, 2025 by and between Kineta and HCRX (the “HCRX Agreement”).

Merck Neuromuscular License Agreement

In connection with the Yumanity Merger, the Company became the successor in interest to the Merck Neuromuscular License Agreement with Merck to support research, development and commercialization of products for treatment of neuromuscular diseases, including amyotrophic lateral sclerosis. In June 2023, the Company achieved a development milestone pursuant to the Merck Neuromuscular License Agreement, which triggered a $5.0 million payment. Merck will continue to advance the research program for the ALS pipeline, one of the two pipeline programs licensed under the Merck Neuromuscular License Agreement. Following this milestone, Merck will assume sole responsibility for all future development and commercialization for the ALS program. The Company did not earn any licensing revenues for the three months ended March 31, 2025 and 2024 under the Merck Neuromuscular License Agreement and has no further obligations under the Merck Neuromuscular License Agreement.

Genentech

In connection with the Yumanity Merger, Kineta became the successor in interest to an exclusive technology transfer and license agreement with Genentech, Inc. to support research, development and commercialization of a small molecule product with an undisclosed target (the “Genentech Small Molecule License Agreement”). The Company did not earn any revenues for the three months ended March 31, 2025 and 2024 under the Genentech Small Molecule License Agreement. Pursuant to the terms of the Genentech Small Molecule License Agreement, Genentech, Inc. provided notice of termination of agreement to Kineta on April 15, 2025. The termination will be effective thirty days from April 15, 2025.

FAIR Therapeutics

In connection with the Yumanity Merger, Kineta became the successor in interest to an exclusive license agreement with FAIR Therapeutics, B.V. to support research, development and commercialization of products for the treatment of cystic fibrosis (the “FAIR License Agreement”). The Company did not earn any revenues for the three months ended March 31, 2025 and 2024 under the FAIR License Agreement.

8. Stockholders’ Equity

Common Stock

On March 7, 2025, the Company entered into a securities exchange agreement (the “Exchange Agreement”) with an existing investor (the “Holder”) pursuant to which the Company issued 1,225,323 shares of Kineta Common Stock and a pre-funded warrant to purchase up to an aggregate of 655,019 shares of Kineta Common Stock (the “Pre-Funded Warrant”), in exchange for certain outstanding warrants (the “Prior Warrant”) held by the Holder to purchase up to 2,315,387 shares of Kineta Common Stock with exercise prices ranging from $3.25 to $4.08 (the “Exchange”). The Company has cancelled the Prior Warrant reacquired in the exchange and such Prior Warrant will not be reissued.

As of March 31, 2025, there were 13,540,355 shares of Kineta Common Stock issued and outstanding.

Warrants to Purchase Common Stock

As of March 31, 2025, the Company had issued and outstanding warrants to purchase shares of Kineta Common Stock as follows, which all met the condition for equity classification (in thousands):

Year Issued	Expiration Date	Number Outstanding as of December 31, 2024	Issued	Exercised	Cancelled/ Expired	Number Outstanding as of March 31, 2025	Range of Exercise Price
2017	June 2025	126	—	(32)	(84)	10	$0.14 - $21.80
2019		44	—	(18)	(26)	—
2022	August 2025 - December 2029	117	—	—	—	117	$0.14 - $168.35
2023	December 2025 - Oct 2028	2,431	—	—	(2,315)	116	$0.14 - $5.26
2025	April 2025	—	655	—	—	655	$0.001

Total number of shares underlying warrants		2,718	655	(50)	(2,425)	898

Warrant Exercises

During the three months ended March 31, 2025, the Company issued 50,000 shares of Kineta Common Stock upon exercise of warrants and received proceeds of $6,000. The exercise price of all shares exercised during the three months ended March 31, 2025 was $0.14.

As of March 31, 2024, the Company had issued and outstanding warrants to purchase shares of Kineta Common Stock as follows, which all met the condition for equity classification (in thousands):

Year Issued	Expiration Date	Number Outstanding as of December 31, 2023	Issued	Exercised	Cancelled/ Expired	Number Outstanding as of March 31, 2024	Range of Exercise Price
2017	March 2025 - June 2025	126	—	—	—	126	$0.14 - $21.80
2019	March 2025 - April 2027	44	—	—	—	44	$0.14 - $21.80
2022	August 2025 - December 2029	123	—	—	—	123	$0.14 - $168.35
2023	December 2025 - April 2029	3,211	—	(780)	—	2,431	$3.25 - $5.26

Total number of shares underlying warrants		3,504	—	(780)	—	2,724

During the three months ended March 31, 2024, the Company issued 780,000 shares of Kineta Common Stock upon exercise of warrants and received proceeds of $1,000. The exercise price of all shares exercised during the three months ended March 31, 2024 was $0.001.

Kineta Common Stock reserved for future issuance consisted of the following as the period presented:

March 31, 2025
(in thousands)
Shares reserved for stock options to purchase common stock under equity incentive plans	2,331
Shares reserved for future issuance of equity awards	766
Shares reserved for exercise of warrants	898

Total	3,995

During the three months ended March 31, 2025, the Company issued 50,000 shares of Kineta Common Stock upon exercise of warrants and received proceeds of $6,000. The exercise price of all shares exercised was $0.14.

During the three months ended March 31, 2024, the Company issued 780,000 shares of Kineta Common Stock upon exercise of warrants and received proceeds of $1,000. The exercise price of all shares exercised was $0.001.

During the three months ended March 31, 2024, the Company issued 91,000 shares of Kineta Common Stock for license expenses and recorded $250,000 as license expense within research and development expense.

During the three months ended March 31, 2024, the Company issued 82,000 shares of Kineta Common Stock for professional services and recorded $219,000 as consulting expense within general and administrative expense.

9. Segment Reporting

The Company operates as a single reportable segment, which is primarily engaged in the development of next-generation immunotherapies. The Company has concluded that its President is the chief operating decision maker (“CODM”) for the three months ended March 31, 2025 and its former CEO and President together were the CODM for the three months ended March 31, 2024. The CODM reviews the Company’s performance and allocates resources on a consolidated basis. As a result, all financial information is disclosed in accordance with ASC 280-10 for a single reportable segment.

Basis of Presentation

The accounting policies of the segment are the same as those described in the summary of significant accounting policies. Segment information is prepared on the same basis that the CODM uses for internal management reporting.

Segment Information

The following table presents information about the Company’s segment:

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Revenue	$—	$—
Operating Loss	$(2,020)	$(6,406)
Segment Assets	$842	$2,433
Capital Expenditures	$—	$—
Depreciation and Amortization	$—	$—

Significant Expenses:

The following table presents the Company’s significant operating expenses:

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
	Research and Development	General and Administrative	Total	Research and Development	General and Administrative	Total
Operating expenses:
Personnel	$188	$566	$754	$349	$1,238	$1,587
Facilities	—	—	—	40	286	326
Professional Services	5	525	530	—	1,768	1,768
Travel	—	—	—	27	51	78
Insurance and Other	14	268	282	9	265	274
Research and development - Direct	408	—	408	2,291	—	2,291
Office Expenses	2	44	46	10	73	83
Taxes	—	—	—	—	(1)	(1)

Total operating expenses	$617	$1,403	$2,020	$2,726	$3,680	$6,406

Entity-Wide Disclosures

In addition to the segment information, the Company provides entity-wide disclosures about its products and services, geographic areas, and major customers. The Company did not generate revenue for the three months ended March 31, 2025 and 2024.

The Company currently operates only in the United States and there were no long-lived assets outside of the United States as of March 31, 2025 and December 31, 2024.

10. Stock-Based Compensation

2008 Equity Incentive Plan

The Company’s 2008 Equity Incentive Plan (the “2008 Plan”) provided for the grant of incentive stock options, non-statutory stock options, restricted stock awards and restricted stock units to employees and non-employee service providers of the Company. Under the 2008 Plan, the exercise price of stock options granted were at 100% of the estimated fair market value of Kineta Common Stock on the date of grant and the contractual term of stock options granted were between five and ten years. Options become vested and, if applicable, exercisable based on terms determined by the Company’s board of directors or other plan administrator on the date of grant, which is continued employment or service as defined in each option agreement.

In 2018, the 2008 Plan expired and 86,000 stock options granted prior to the 2008 Plan expiration remain outstanding as of March 31, 2025.

2010 Equity Incentive Plan

The Company’s 2010 Equity Incentive Plan (the “2010 Plan”) provided for the grant of incentive stock option, non-statutory stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards to employees and non-employee service providers of the Company. Under the 2010 Plan, the exercise price of stock options granted were at 100% of the estimated fair market value of Kineta Common Stock on the date of grant and the contractual term of stock options granted did not exceed ten years. Options become vested and, if applicable, exercisable based on terms determined by the Company’s board of directors or other plan administrator on the date of grant, which is continued employment or service as defined in each option agreement. Stock appreciation rights (“SARs”) provide a participant with the right to receive the aggregate appreciation in stock price over the market price of Kineta Common Stock at the date of grant, payable in cash. The rights granted have varying vesting terms, including SARs that vest immediately on the grant date and upon satisfaction of the service-based requirement, typically three to five years. The maximum fair value is limited to four times the exercise price.

In February 2020, the 2010 Plan expired and 99,000 stock options granted prior to the expiration remain outstanding as of March 31, 2025.

2020 Equity Incentive Plan

The Company’s 2020 Equity Incentive Plan (the “2020 Plan”) authorizes the grant of equity awards for up to 206,000 shares of the Company’s voting common stock and 206,000 of the Company’s non-voting common stock.

The 2020 Plan provides for the grant of incentive stock options, non-statutory stock options and restricted stock to employees and non-employee service providers. Under the 2020 Plan, the contractual term of stock options shall not exceed ten years and the exercise price of stock options granted shall not be less than 100% of the estimated fair market value of Kineta Common Stock on the date of grant. However, the exercise price of incentive stock options granted to a 10% stockholder shall not be less than 110% of the fair market value of Kineta Common Stock on the date of grant and the contractual term shall not exceed ten years. Options become vested and, if applicable, exercisable based on terms determined by the Company’s board of directors or other plan administrator on the date of grant, which is continued employment or service as defined in each option agreement. Restricted stock has vesting terms that vest immediately on the grant date or upon satisfaction of the service-based requirement, typically four years or the performance-based requirement. The Company has a repurchase right exercisable upon termination of continuous service with respect to restricted stock for any shares that are issued and unvested.

In December 2022, the 2020 Plan expired and 181,000 stock options granted prior to the 2020 Plan expiration remain outstanding as of March 31, 2025.

2022 Equity Incentive Plan

In December 2022, the Company approved the 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan provides for the grant of incentive stock option, non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance units and performance shares to employees, directors and independent contractors of the Company. Under the 2022 Plan, the exercise price of stock options grants shall be at 100% fair market value of Kineta Common Stock on the date of grant and the contractual term of stock options granted shall not exceed ten years. Options become vested and, if applicable, exercisable based on terms determined by the Company’s board of directors or other plan administrator on the date of grant, which is continued employment or service as defined in each option agreement. SARs provide a participant with the right to receive the aggregate appreciation in stock price over the market price of Kineta Common Stock at the date of grant, payable in cash or in shares of equivalent value.

Stock Option Activity

The following table summarizes stock option activity under the Company’s equity incentive plans:

	Outstanding Stock Options	Weighted-Average Exercise Price Per Share	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
	(in thousands, except per share amounts and years)
December 31, 2024	2,331	$5.45	8.2	$—
Granted	—	$—
Exercised	—	$—
Forfeited	—	$—
Expired	—	$—

Outstanding as of March 31, 2025	2,331	$5.45	8.2	$—

Exercisable as of March 31, 2025	1,389	$8.26	7.4	$—

Fair Value of Stock Options

The Company did not grant any stock options during the three months ended March 31, 2025 or 2024.

Stock-Based Compensation

The following table summarizes total stock-based compensation included in the Company’s consolidated statements of operations:

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Research and development	$64	$74
General and administrative	177	403

Total stock-based compensation	$241	$477

As of March 31, 2025, there was $679,000 of unrecognized stock-based compensation related to stock options, which is expected to be recognized over a weighted-average remaining service period of 1.4 years.

11. Net Loss Per Share

The following table summarizes the computation of basic and diluted net loss per share:

	Three Months Ended March 31,
	2025	2024
	(in thousands, excepts per share amounts)
Numerator:
Net loss attributable to Kineta, Inc.	$(1,676)	$(10,238)

Denominator:
Weighted-average common shares outstanding, basic and diluted(1)	12,902	11,738
Net loss per share, basic and diluted	$(0.13)	$(0.87)

(1)

Included in the denominator were 331,000 weighted-average shares of common stock warrants for the three months ended March 31, 2025, with a range of exercise prices of $.001 to $0.14. Included in the denominator were 663,000 weighted-average shares of common stock warrants for the three months ended March 31, 2024, with an exercise price of $0.14.

The following outstanding potentially dilutive Kineta Common Stock equivalents were excluded from the computation of diluted net loss per share as of the periods presented because including them would have been antidilutive:

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Warrants to purchase Kineta Common Stock	567	2,560
Common stock options	2,331	1,975
Vested restricted stock subject to recall	56	56
Unvested restricted stock subject to repurchase	—	8

Total	2,954	4,599

Defined Contribution Plan

The Company sponsors a 401(k) Plan whereby all employees are eligible to participate in the 401(k) Plan after meeting certain eligibility requirements. Participants may elect to have a portion of their salary deferred and contributed to the 401(k) plan, subject to certain limitations. The Company provided matching contributions of $3,000 for the three months ended March 31, 2025 and $23,000 for the three months ended March 31, 2024. The Company ceased making matching contributions during January 2025.

12. Related Party Transactions

There were no related party transactions for the three months ended March 31, 2025 or 2024.

13. Subsequent Events

The Company evaluated subsequent events through the date these consolidated financial statements were issued.

Clinical Trial Funding Agreement

Subsequent to March 31, 2025, pursuant to the Clinical Trial Funding Agreement, the Company received cash of $48,000 from TuHURA to reimburse the Company for clinical trial expenses related to KVA12123.

Philanthropos Asset Purchase Agreement

On May 12, 2025, Kineta entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Philanthropos Therapeutics, LLC (“Philanthropos”) pursuant to which Philanthropos agreed to acquire certain assets and properties of Kineta related to the development of LHF-535, a product candidate for the treatment of Lassa Fever. Under the terms of the Purchase Agreement, Philanthropos will acquire all right, title, and interest in the specified assets, including intellectual property, contracts, permits, inventory, tangible personal property, business records, warranties, and certain prepaid expenses, for an aggregate upfront purchase price of $50,000, of which $10,000 was received in March 2025 and the remaining $40,000 was received in May 2025. In addition to the upfront payment, Kineta is entitled to receive revenue sharing payments during a six-year period following the later of the closing of the transactions contemplated by the Merger Agreement and the Effective Date, including (i) a 5% royalty on Net Product Sales derived from the Intellectual Property Rights, (ii) 5% of the net sales price of any Priority Review Voucher associated with the Intellectual Property Rights that is received and sold by Philanthropos, and (iii) 15% of gross Consideration received by Philanthropos from any sale or license of the Product or Seller Product, in whole or in part, associated with the Intellectual Property Rights.